AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This Amendment dated as of November 1, 2014, is to the Investment Management Agreement made as of May 1, 2013 (the “Agreement”) by and between Templeton Investment Counsel, LLC, a U.S. registered investment adviser and a limited liability company organized under the laws of Delaware (the “Manager”) and Templeton Institutional Funds, on behalf of Global Equity Series (the “Fund”).

WITNESSETH:

WHEREAS, both the Manager and the Fund wish to amend Paragraph 4 of the Agreement; and

WHEREAS, the Board of Trustees of the Fund, including a majority of the Independent Trustees of the Fund present in person, approved the following amendment at a meeting called for such purpose on October 21, 2014.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund’s daily net assets, as listed below, payable at the end of each calendar month:

                              0.780%, up to and including $200 million;

                              0.765%, over $200 million, up to and including $700 million;

                              0.730%, over $700 million, up to and including $1 billion;

                              0.715%, over $1 billion, up to and including $1.2 billion;

                              0.690%, over $1.2 billion, up to and including $5 billion;

                        0.675%, over $5 billion, up to and including $10 billion;

                        0.655% over $10 billion, up to and including $15 billion;

                        0.635% over $15 billion, up to and including $20 billion;

                        0.615% over $20 billion, up to and including $25 billion;

                        0.605% over $25 billion, up to and including $30 billion;

                        0.595% over $30 billion, up to and including $35 billion;

                        0.585% over $35 billion, up to and including $40 billion;

                        0.575% over $40 billion, up to and including $45 billion; and

                        0.565% over 45 billion.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

TEMPLETON INVESTMENT COUNSEL, LLC

By: /s/CINDY L. SWEETING

Cindy L. Sweeting

President

TEMPLETON INSTITUTIONAL FUNDS

By: /s/LORI A. WEBER

Lori A. Weber

Vice President and Secretary